Exhibit 23.1






               CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Ryan's Family Steak Houses, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 0-10943) on Form S-8 of Ryan's Family Steak Houses, Inc. and subsidiaries of our report dated January 31, 2001, relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. as of January 3, 2001 and December 29, 1999, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended January 3, 2001, which report is incorporated by reference in the 2000 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.



Greenville, South Carolina              KPMG LLP
March 29, 2001